Exhibit 27(n)(ii)

Consent of Ernst & Young LLP

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Independent Auditors” in the Statement of Additional Information and to the use of our reports (1) dated February 13, 2004 with respect to the statutory-basis financial statements and schedules of Life Investors Insurance Company of America, and (2) dated January 30, 2004 with respect to the financial statements of Life Investors Variable Life Account A, included in Post-Effective Amendment No. 6 to the Registration Statement (Form N-6 No. 333-93567) and related Prospectus of Life Investors Variable Life Account A.

ERNST & YOUNG LLP

Des Moines, Iowa

April 14, 2004